EXHIBIT 99.1
RELIANCE BANCORP, INC.
585 STEWART AVENUE                                              (516) 222-9300
GARDEN CITY, NY 11530                                   FAX:    (516) 222-4559

                                            NEWS RELEASE



FOR IMMEDIATE RELEASE                       January 12, 1998
                                            For Information Contact:
                                            Paul D. Hagan
                                            Senior Vice President-CFO
                                            (516) 222-9308 extension 215


                  RELIANCE BANCORP, INC. ANNOUNCES SIXTH STOCK
                               REPURCHASE PROGRAM


Garden City, New York, January 12, 1998

Reliance  Bancorp,  Inc.  (NASDAQ/NMS:RELY)  the holding  company  for  Reliance
Federal Savings Bank announced that its Board of Directors approved the Company's sixth stock repurchase plan. The Company has been authorized by its Board of Directors to repurchase up to 500,000 of the Company's outstanding shares during the next twelve months which shall commence upon the completion of the Company's fifth stock repurchase program which was announced in April of 1997. The Company has approximately 99,000 shares remaining to be repurchased under the fifth stock repurchase program.

Raymond A. Nielsen, President and Chief Executive Officer stated that the Board of Directors and management are committed to growing long-term value for Company stockholders and believe the repurchase of common stock represents a sound investment of Company funds and a good capital management tool. The repurchase will be made in open-market or privately negotiated transactions, subject to the availability of stock, acceptable pricing of the stock and such timing limitations as may be appropriate.

Reliance Federal Savings Bank is headquartered in Garden City, N.Y. operating through its administrative office in Garden City and 30 banking offices located in the New York counties of Queens, Nassau and Suffolk. The Bank's deposits are insured by The Federal Deposit Insurance Corporation.